Schedule 14A
                                 (Rule 14A-101)

                     Information Required in Proxy Statement
                            Schedule 14A Information

           Proxy Statement Pursuant to Section 14(A) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement         / / Confidential, for use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2)

/ / Definitive proxy statement

/X/ Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Brunswick Corporation

                (Name of Registrant as Specified in Its Charter)


        (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, schedule or registration statement no.:

(3)  Filing party:

(4)  Date filed:

                                  April 3, 1995



Fellow Shareholders:

    Enclosed is a press release which was issued this morning announcing the election of Mr. Peter N. Larson as President and Chief Executive Officer of your Company. In addition, the Board of Directors elected Mr. Larson a Director for a term expiring in 1997.

    If you have already completed and mailed your proxy regarding the election of directors and the ratification of auditors to be voted at the Annual Meeting of Shareholders on April 26, 1995, and now wish to submit a new proxy, you may request one by calling the following toll-free number which has been established to assist you:

                      Brunswick Corporation
                      Shareholder Services

                      Phone:  800-546-9420

(If your shares are not registered in your name, you will need to contact the firm which holds your shares to change any voting instructions you have given.)

    As reflected in the enclosed press release, I plan to remain as Chairman of the Board until I retire from the Company effective October 1, 1995. It has been my privilege to serve as Chief Executive Officer of your Company for the past thirteen years, and I thank all of you for the opportunity to do so.

                                  Sincerely,



                                  Jack F. Reichert

              Brunswick Announces the Election of Peter N. Larson
                             as President and CEO


      William R. McManaman, Vice President-Finance, 708-735-4840
      Ross H. Stemer, Director-Investor Relations, 708-735-4851
      Adrian W. Sakowicz, Director-Public Relations, 708-735-4131

                                         For Immediate Release

    Lake Forest, Illinois, April 3, 1995 -- Brunswick Corporation announced today that Peter N. Larson, 55, has been elected President and Chief Executive Officer and been made a Member of the Board of Directors effective immediately. Jack F. Reichert, 64, the former President and Chief Executive Officer, will remain as Chairman of the Board until his retirement on October 1, 1995. It is expected at that time that Mr. Larson will also assume the position of Chairman of the Board.

    Most recently, Mr. Larson had been the Chairman of the Worldwide Consumer and Personal Care Group at Johnson & Johnson, where he also served as a member of the Executive Committee and the Board of Directors. He previously was an Executive Vice President of Kimberly-Clark Corporation from 1978 to 1989, where he was responsible for the Consumer, Health Care and Non-wovens businesses. Mr. Larson was a member of the Board of Directors and Executive Committee of Kimberly-Clark.

    Mr. Larson is Chairman of the Advertising Education Foundation and a Director of Compaq Computer Corporation and the Foreign Policy
Association. He served in the U.S. Navy from 1960 to 1967, principally in nuclear submarines and is a graduate of Oregon State University and the Seton Hall Law School.

    Mr. Reichert said, "Peter Larson brings a wealth of experience in consumer marketing and general management to Brunswick. I wish him well."

    George D. Kennedy, a Director and member of the Search Committee, stated, "Peter Larson was extremely successful in the business expansion of both Kimberly-Clark and Johnson & Johnson, where he was responsible for recent consumer segment growth and the acquisition of Neutrogena. We believe Peter is ideally suited to continue building and focusing Brunswick's businesses."

    Headquartered in Lake Forest, Illinois, Brunswick Corporation is a multinational company with leadership positions in marine power, pleasure boating and recreation. Its stock is traded on the New York, London, Tokyo, Chicago and Pacific Stock Exchanges.